Exhibit 99.2
     All of the following financial statements are unaudited and were prepared by Alsius Corporation, as a private company, in accordance with United States generally accepted accounting principles and may not be in compliance with SEC Regulation S-X, and are subject to review by Alsius’s auditors. Accordingly, such historical information may be adjusted and presented differently in our proxy statement/prospectus to solicit stockholder approval of the merger.
Alsius Corporation
Condensed Balance Sheets
(In thousands of U.S. dollars)
(Unaudited)

	As of	As of
	December 31	June 30,
	2005	2006
ASSETS
Current assets:
Cash and cash equivalents	$5,309	$2,036
Accounts receivable, net	985	945
Inventories	1,812	2,004
Prepaid expenses	129	171

Total current assets	8,235	5,156
Property and equipment, net	255	226
Evaluation equipment, net	666	702
Other assets	336	463

Total assets	$9,492	$6,547

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$640	$1,206
Accrued liabilities	759	1,270
Current portion of promissory note	1,534	1,617
Current portion of capital lease obligations	8	6

Total current liabilities	2,941	4,099
Promissory note	2,970	5,780
Warrant liabilities	296	1,194

Total liabilities	6,207	11,073
Redeemable convertible preferred stock, no par value	46,643	46,643
Shareholders’ deficit:
Common stock, no par value	16,147	16,402
Deferred stock-based compensation	(1,091)	(942)
Accumulated deficit	(58,414)	(66,629)

Total shareholders’ deficit	(43,358)	(51,169)

Total liabilities, redeemable convertible preferred stock and shareholders’ equity	$9,492	$6,547

Alsius Corporation
Condensed Statements of Operations
(In thousands of U.S. dollars)
(Unaudited)

	Year Ended	Six Months
	December 31,	Ended June 30,
	2005	2006
Revenue	$3,223	$2,249

Operating expenses:
Cost of revenue	3,620	3,017
Research and development	3,466	1,390
Sales and marketing	4,464	2,681
General and administrative	1,491	2,805

Total operating expenses	13,041	9,893

Loss from operations	(9,818)	(7,644)
Other income (expense)	(304)	(571)

Net loss	$(10,122)	$(8,215)